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                                                                    EXHIBIT 23.6

       Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
       Tel: 212-902-1000


                                                                        Goldman
                                                                        Sachs

PERSONAL AND CONFIDENTIAL
- -------------------------


NOVEMBER 7, 1994


Special Committee of Board of Directors
Jones Spacelink, Ltd.
9697 East Mineral Avenue
Englewood, CO 80112

Re: Registration Statement (File No. 33-54527) of Jones Intercable, Inc.

Gentlemen:

Attached is our opinion letter dated November 7, 1994 with respect to the fairness to the holders, other than Glenn R. Jones, and Jones International, Ltd., of the outstanding shares of Class A Common Stock of Jones Spacelink, Ltd., of the Exchange Ratio pursuant to the Exchange Agreement and Plan of Reorganization and Liquidation dated as of May 31, 1994 by and between Jones Intercable, Inc. and Jones Spacelink, Ltd., as amended as of October 20, 1994.

The foregoing opinion letter has been furnished for the information and assistance of the Special Committee of the Board of Directors of Jones Spacelink, Ltd. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinions of Financial Advisors," "Opinions of Financial Advisors" and "The Spacelink Transaction" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
GOLDMAN, SACHS & CO.

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